Exhibit 99.1
REGEN BIOLOGICS ANNOUNCES 510(k) REGULATORY SUBMISSION IN U.S.
Company to Host Informational Conference Call January 4, 2006
FRANKLIN LAKES, NJ — January 3, 2006 — ReGen Biologics, Inc. (OTC: RGBI) announced today the submission on December 28, 2005 of a 510(k) premarket notification to the FDA for its collagen scaffold device. FDA clearance of this 510(k) submission would allow ReGen to market in the U.S. the ReGen® family of collagen scaffold products, including an application of the ReGen collagen scaffold for the meniscus.
“The landscape for 510(k) cleared products in the soft tissue area has evolved over the course of the past few years, including recently cleared products in 2005, providing us the opportunity for this 510(k) submission,” stated Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief Executive Officer of ReGen Biologics. “We intend to continue to follow patients in the U.S. clinical trial on the meniscus application, which will provide valuable scientific data on long-term patient outcomes.”
Conference Call Information:
ReGen will host a conference call to review its regulatory strategy and answer questions.

What:	ReGen Biologics 510(k) Submission Informational Conference Call

When:	Wednesday January 4, 2006, 10:30 a.m. EST

Dial-in numbers:	800-299-7635 (domestic), pass code # 68880512 and 617-786-2901 (international)

Contact:	Al Palombo, Cameron Associates, 212-554-5488 or al@cameronassoc.com
If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until January 11, 2006. The replay can be accessed by dialing 888-286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code # 62508976. Playback of the call will also be available on the Company’s web site at www.regenbio.com.
About ReGen Biologics, Inc.:
ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets. ReGen’s patented collagen scaffold technology includes applications in orthopedics, general surgery, spine, cardiovascular and drug delivery. The Company’s first approved product using its collagen scaffold technology is the CMI™, which is cleared for sale in Europe and marketed through the Company’s European subsidiary ReGen Biologics AG.
ReGen is headquartered in Franklin Lakes, NJ and manufactures its collagen scaffold products in its ISO Certified facility located in Redwood City, CA. For more information on ReGen, visit www.regenbio.com.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s 2004 annual report on Form 10-K and additional filings with the SEC. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov
Contacts:

ReGen Biologics, Inc. Brion Umidi Chief Financial Officer (201) 651-3515 bumidi@regenbio.com	Cameron Associates Al Palombo Investor Relations (212) 554-5488 al@cameronassoc.com